Sublease Agreement

Party A: Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.

Party B: Xi’an Zhongxi Zhengliu Dianlu Transformer Factory

Party A and Party B agreed through friendly negotiation based on “The Contract Law of People’s Republic of China” regarding Party B will lease and operate Party A’s branch factory of transformer, and made this agreement as follows:

1.Property, Period and Fees for Leasing and Related Regulations

(1) Party A will lease their branch factory of transformer (address: mid road of Daqing West Road, Xi’an) to Party B as a whole, the period is 3 years from April 1, 2006 to March 31, 2009.

(2) Party A will lease the existing facility and equipment( refer to the attached table) in the branch factory of transformer to Party B to operate; Party A will sell the raw materials to Party B based on the negotiated price by both parties.

(3) The lease fee is RMB 500,000 per year, there will be RMB 1,500,000 for 3 years. The rent can be installed 3 years to pay, it will be paid for the yearly rent before each end of year. When Party B pay the rent actually, the rent which Party B lease Party A’s workshop and land can be reversed( RMB100,000 per year) and pay the remaining fee.

(4) During leasing and operating period, Party B is liable for all legal responsibility on their own, they are responsible for their profit and loss with operating by themselves. Party A shall not interfere Party B’s operation. Party B ensure they should obey the laws and operate legally. Party B is liable for all responsibility in their own, if any activities which breaking the law or harm social interest, there is no connection with Party A.

2. During leasing and operating period, Party A shall not pay the rent based on the agreement that signed by both parties ”Lease Contract for Workshop, Land and Affiliated Equipment”, the rent can be reversed by each parties. After the expiration of this agreement, the lease contract shall be performed as origin. Both Parties can negotiate if Party B shall renew this agreement. The other terms of” Lease Contract for Workshop, Land and Affiliated Equipment” that signed by both Parties shall be effective.

3. Party B’s Right and Obligation

(1) Party B is entitled entirely operation right.

(2) Party B is entitled to keep the existing staff of branch factory of transformer in principle, but they have right to employ those who are outstanding. Party B shall decide by themselves regarding the employee’s salary standard and bonus etc.

(3) Party B shall leave 2 offices and 100 square meter in storeroom in this office building for Party A’s use.

(4) During leasing and operating period, Party B is liable for all expenses for water and power supply and communication.

(5) During leasing and operating period, Party B is liable for related responsibility if staff injury or death occurred.

(6) During leasing and operating period, Party B shall maintenance all facility and equipment they leased, they shall not sublease, re-contracted or sell the third party without Party A’ permission.

(7) During leasing and operating period, Party B should ensure Party A’s product to be manufactured at first priority. And Party B should process the auxiliary product of amorphous metal cores for Party A in free of charge.

(8) During leasing and operating period, if Party A contracted the processing business will pass Party B to produce, Party B ensure they should complete in timely basis, Party A is responsible for selling the product. The detailed procedure is negotiated by both parties.

4. Party A’s Right and Obligation

(1) During leasing and operating period, Party A have right to inspect the equipment of produce regularly and urge Party B to rectify. Before 30 days of expiration of leasing period, the agreement shall be terminated after inspection by both parties and solved the existing problems.

(2) During leasing and operating period, Party A shall assist Party B to solve the problems related operation actively as per Party B’s requirement.

(3) During leasing and operating period, Party A shall not interfere Party B’s operation and daily management activity.

(4) During leasing and operating period, Party A shall not transport the equipment and property that Party B leased.

(5) During leasing and operating period, Party A should ensure Party B’s legal right based on this agreement.

5.Changes, Removal and Termination for this Agreement

Both parties should obey strictly this agreement after effective of this contract, any Party shall not change or terminate this agreement at one’s will. This agreement shall be changed or terminated after negotiated by both parties and in written form.

(1) Due to Party A interfere Party B’s daily operation and management and result in Party B cannot operate in normal, Party B is entitled to remove this agreement and require Party A to shoulder the responsibly for breaking the contract.

(2) This agreement can be changed or terminated after negotiated by both parties due to force majeure , and failed to be performed or fully performed.

(3) Party A pass the processing business to Party B, Party B failed to meet the goals that both parties agreed, Party A have right to remove this agreement and take back the right of operation.

(4) Before 30 days of expiration of leasing period, Party B shall submit the fixed asset and evaluation form of flow asset to Party A to be checked, after checking and there was no problems, both parties can sign termination agreement, Party B shall leave the leased area.

(5)After expiration of leasing period, if Party A want to lease out the areas again, Party B have the first priority to lease at the same condition.

6. Responsibility for Breaking this Agreement

(1)Upon expiration of leasing period, Party B cannot return the property they leased in good condition, Party B should compensate for the losses and pay the fine based on 10% of the lost property.

(2) Upon expiration of leasing period, Party B shall not remain the leasing area without Party A’s permission, when there is no any renewal agreement signed with Party A, otherwise, Party B shall pay the fine for breaking the agreement as RMB1,000 per day.

(3) If Party A break the agreement, they are liable for breaking responsibility, and pay the fine based on 50% of the yearly rent.

7.Settlement of Disputes

Any disputes, controversies or differences which may arise between two Parties shall be settled through negotiation. If failed to make a consent, the two Parties are entitled to sue for people’s court which have jurisdiction right.

8. The agreement have 2 original, each party hold 1 original. It will be effective after signed and sealed by the two parties. If any terms which failed to be presented in this agreement, both parties can make the supplementary agreement, it has the same effect as the origin agreement.

Party A: Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.(seal)

Representative:
Party B: Xi’an Zhongxi Zhengliu Dianlu Transformer Factory (seal)

Representative:

March 25, 2006